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                                                                    EXHIBIT 20.3



                           [WFS FINANCIAL LETTERHEAD]



January 14, 1999


Chase Manhattan Bank of Delaware              Moody's Investors Service, Inc.
1201 Market Street                            99 Church Street
Wilmington, Delaware  19801                   New York, NY  10007

Bankers Trust Company                         Standard & Poor's Ratings Services
4 Albany Street                               A division of McGraw-Hill, Inc.
New York, New York 10006                      25 Broadway
                                              New York, NY  10004
Financial Security Assurance Inc.
350 Park Avenue
New York, New York 10022


Re:      Annual Statement as to Compliance for
         WFS Financial 1998-C Owner Trust


Dear Sir or Madam:



                              OFFICERS' CERTIFICATE



Pursuant to Section 4.10 of the Sale and Servicing Agreement ("Agreement") dated as of November 1, 1998, and to Section 3.09 of the Indenture ("Indenture"), dated as of the same date, the undersigned officers of WFS Financial Inc (the "Master Servicer") certify that:

         (i) a review of the activities of the Master Servicer since the closing date and of its performance under the Agreement and the Indenture has been made under such officers' supervision, and

         (ii) to the best of such officers' knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement and the Indenture throughout such year and that no default under the Agreement or the Indenture has occurred.


/s/ Lee A. Whatcott                          /s/ Mark Olson
----------------------------                 ----------------------------------
Lee A. Whatcott                              Mark Olson
Executive Vice President & CFO               Senior Vice President & Controller

cc:   A. Katz, Esq.